Exhibit (a)(1)(iii)

McMoRan Exploration Co.

OFFER TO EXCHANGE

UP TO $74,720,000 AGGREGATE PRINCIPAL AMOUNT OF
5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2011
(CUSIP NOS. 582411AE4 AND 582411AD6)
FOR AN EQUAL PRINCIPAL AMOUNT OF NEWLY ISSUED
5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2012
plus accrued and unpaid interest thereon to be paid in cash

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON WEDNESDAY, OCTOBER 5, 2011 (THE “EXPIRATION DATE”)
UNLESS EARLIER TERMINATED BY THE COMPANY.

NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY
TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE
EXPIRATION DATE.

To The Depository Trust Company Participants:

We are enclosing the materials listed below relating to the offer by McMoRan Exploration Co., a Delaware corporation (the “Company”), to exchange for each $1,000 principal amount of the Company’s 5 1/4% Convertible Senior Notes due October 6, 2011 (the “Existing Notes”), an equal principal amount of its newly issued 5 1/4% Convertible Senior Notes due October 6, 2012 (the “New Notes”), plus a cash payment equal to the accrued and unpaid interest on the $1,000 principal amount of Existing Notes through October 5, 2011, upon the terms and subject to the conditions set forth in the Exchange Offer Memorandum, dated September 8, 2011, and the related Letter of Transmittal (which, together with the Exchange Offer Memorandum, constitutes the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1. Exchange Offer Memorandum dated September 8, 2011;

2. Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

3. Letter that may be sent to your clients for whose account you hold Notes in your name or in the name of your nominee, along with Instructions To Book Entry Transfer Participants for your clients to return to you.

We urge you to contact your clients promptly. The Exchange Offer will expire on the Expiration Date unless earlier terminated by the Company.

The Exchange Offer is conditioned upon the Company’s receipt of valid tenders, not validly withdrawn, of at least $30 million in aggregate principal amount of Existing Notes, among other conditions. Please see the section of the Exchange Offer Memorandum entitled “The Exchange Offer — Conditions of the Exchange Offer.”

The Company will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of Existing Notes pursuant to the Exchange Offer.

Additional copies of the enclosed materials may be obtained from the Exchange Agent at (212) 815-3687.

Very truly yours,

McMoRan EXPLORATION CO.